Exhibit 10.28

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of the last date signed by both parties hereunder (the “Effective Date”), by and between Hallo Development Co., LLC, a Michigan limited liability company (the “Seller”), with its principal place of business at the address set forth below and Focus Enhancements, Inc. a Delaware corporation (the “Purchaser”), whose principal place of business is at the address set forth below. Together, Seller and Purchaser are the “Parties” each a “Party”

RECITALS

WHEREAS, Silicon Valley Bank (“SVB”) made a loan to AudioMojo, Inc., a Delaware corporation (“AudioMojo”), in the original principal amount of $500,000 pursuant to that certain Loan and Security Agreement effective January 8, 2007, as amended (collectively, the “Loan and Security Agreement”).

WHEREAS, Seller acquired all rights of SVB as lender and secured party under the Loan and Security Agreement pursuant to that certain Non Recourse Loan Document Sale and Assignment Agreement effective April 23, 2008.

WHEREAS, AudioMojo is in default of its obligations set forth in the Loan and Security Agreement.

WHEREAS, Seller wishes to sell to Purchaser certain of AudioMojo’s assets set forth in Exhibit A hereto (collectively, the “Assets”) pursuant to a nonjudicial foreclosure under Article 9 of the Uniform Commercial Code as in effect in the State of Oregon (the “Foreclosure”).

WHEREAS, Purchaser wishes to purchase the Assets.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, Purchaser and Seller agree as follows:

Definitions

“Assets” means those items set forth in Exhibit A, including the Intellectual Property embodied therein.

“Intellectual Property” means the patents and trademarks, patent rights, trademark rights, and applications for patents and trademarks, know how, confidential or proprietary information, technical information, software, data, plans, drawings, trade secrets, inventions, discoveries, processes, copyrights and applications for any of the foregoing that relate in any way to the wireless digital audio distribution technology developed by AudioMojo as further described in Exhibit A.

“Products” means those portions of the Assets embodied in the chipset technology developed by AudioMojo, including computer software, and subsequent versions thereof, source code, object, executable and binary code, objects, covenants, screens, user interfaces, report formats, menus, data bases, compilations, manuals, design notes, flow charts, and other items and documentation related thereto or associated therewith.

1.           Sale of Assets.

(a)          In consideration of the Purchase Price set forth in Section 6 below, the Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire, accept and take possession of, all of the Seller’s right, title and interest in and to the Assets.

(b)          Title to the Assets will transfer to Purchaser upon payment of that portion of the Purchase Price identified as “Stock” as set forth in Exhibit C (the “Closing” or “Closing Date”).

(c)          No liabilities of Seller or AudioMojo incurred with respect to the Assets prior to the Closing are assumed by Purchaser. Purchaser is not assuming any liabilities, obligations or indebtedness of the Seller or AudioMojo (the “Excluded Liabilities”).

(d)          Simultaneous with the Closing, Seller will do all things that are reasonably necessary to effect the transfer of the Assets to Purchaser, including, without limitation, executing Exhibits B and B-l (the “Ancillary Documents”). If Seller does not so execute same promptly upon Purchaser’s written demand therefor, Purchaser is hereby appointed as Seller’s attorney in fact for the limited purpose of executing all such documents and taking all such actions as are reasonably appropriate to effect transfer of title to the Assets, the same as if Seller itself had signed same.

2.           Proprietary Rights of Purchaser.

Nothing in this Agreement shall cause Seller to acquire any right, title, or interest in or to any copyrights, trademarks, service marks, trade secrets, patents or other intellectual property rights of Purchaser, or to retain any rights to the Assets.

3.           Confidentiality.

Without the other Party’s prior written consent or except as required by law, the terms of this Agreement shall be confidential and not be disclosed by either Party. For avoidance of doubt, Seller may provide a copy of this Agreement or disclose its terms to VenCore Solutions, LLC and its attorneys. Either Party may provide a copy of this Agreement or disclose its terms to such Party’s employees, investors, stockholders, attorneys, accountants and other professionals. Additionally, either Party may provide a copy of this Agreement or disclose its terms to third parties in connection with any due diligence review of such Party. The Seller shall not issue a press release or make any other public statements related to this Agreement or the Assets without the express written consent of Purchaser, provided that Seller may inform its Board of Directors and stockholders of the transaction. In addition, each Party may disclose the terms and conditions of this Agreement: (x) as required under applicable securities regulations, and (y) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such Party. Notwithstanding the above, each Party shall be entitled to issue press releases regarding the transaction and the Assets acquired hereby.

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4.           Representations, Warranties and Covenants of Seller. Seller represents and warrants:

4.1         Organization of the Seller. The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of Michigan.

4.2         Authorization of Transaction. As of the Closing, the Seller will have full power and authority to enter into and perform its obligations under (i) this Agreement and (ii) all documents and instruments to be executed by it pursuant to this Agreement, including, without limitation, the Ancillary Documents. Without limiting the generality of the foregoing, as of the Closing, the members of Seller shall have duly authorized the transactions contemplated by the Agreement and the Ancillary Documents and Seller’s execution, delivery, and performance thereof, and when so executed and delivered, such documents will be legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

4.3         Non-contravention. As of the Closing, the execution and the delivery of this Agreement shall not (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or any of the Assets is subject or any provision of the operating agreement of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Assets is subject which would have a material effect on such Assets, or result in the imposition of any security interest or other encumbrance of any kind upon any of the Assets. Other than the notice required by Oregon Revised Statutes (“ORS”) 79.0611, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or government or governmental agency to consummate the transactions contemplated by this Agreement.

4.4         Brokers’ Fees. As of now and the Closing, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5         Title to Assets. As of the Closing, Purchaser shall receive good and marketable title to the Assets and such Assets shall be free and clear of any mortgage, pledge, lien, encumbrance, charge security interest, license (unless expressly assumed hereunder) or other restriction (“Liens”); provided, however, that Seller is not required to provide the Assets identified as “Equipment” under Exhibit A hereto free of Liens held by VenCore Solutions, LLC.

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4.6         Undisclosed Liabilities. As of now and the Closing:

(1)  The Seller has no knowledge of:

(a)  Any liability or any basis to believe that any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand will be brought against Seller or AudioMojo giving rise to any liability that may affect title or marketability to the Assets;

(b)  Any claim that the Assets interfere with, infringe upon, misappropriate, or otherwise conflict with third party intellectual property rights;

(c)  Any charge, complaint, claim, demand, or notice alleging any claim of such interference, infringement, misappropriation, or violation (including any claim that the Seller or AudioMojo must license or refrain from using any Intellectual Property rights of any third party); or

(d)  Any third party interference with, infringement upon, misappropriation of, or other conflict with the Intellectual Property rights of the Seller or AudioMojo.

(2)  With respect to the Intellectual Property embodied in the Assets:

(i) all right, title, and interest shall transfer to Purchaser free and clear of any lien, license, or other restriction;

(ii) same is not subject to any outstanding injunction, judgment, order, decree, or ruling; and

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, ownership of AudioMojo or foreclosure rights of Seller therein or thereof.

4.7         Legal Compliance; Litigation. As of Closing, the Seller has complied with all applicable laws regarding the conduct of its business and its ownership, including all applicable rules, regulations, laws, statutes, treaties, ordinances, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof) (collectively, “Legal Requirements”), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply. As of now and the Closing, neither Seller nor AudioMojo are, with regard to the Assets, (i) subject to any outstanding injunction, judgment, order, decree, or ruling or (ii) a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

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4.8         Foreclosure Issues. As of the Closing: (a) since the assignment to it of the rights of SVB under the Loan and Security Agreement, Seller has had a valid and perfected first position security interest in the Assets; (b) Seller's disposition of the Assets will comply with ORS 79.0610 through 79.0613; and (c) upon consummation of the private sale referenced in the Recitals above, Purchaser will have the title concerning the Assets set forth in ORS 79.0617(1). Promptly after the Closing, Seller shall provide Purchaser a transfer statement pursuant to ORS 79.0619.

5.           Representations, Warranties and Covenants of Purchaser.

Purchaser represents and warrants to the Seller that: (i) Purchaser has full legal capacity to enter into this Agreement and is duly incorporated and in good standing in the jurisdiction of its incorporation; (ii) as of the Closing Date the transaction shall have been approved by Purchaser’s Board of Directors; (iii) no other approval of any stockholders, third party, or any governmental authority is necessary for Purchaser’s purchase of the Assets, and no filing with any governmental agency is so required; and (iv) the execution and performance of this Agreement by Purchaser will not violate any rights of any third party or person or result in a breach of any other agreement or contract to which Purchaser is a party.

6.           Purchase Price. In exchange for the sale, assignment, transfer, conveyance and delivery to Purchaser of the Assets in accordance with this Agreement, Purchaser shall pay to Seller at the Closing the Purchase Price, comprised of the transfer to Seller of certain stock of Purchaser (the “Stock”), and a limited, ongoing portion of the revenue stream arising from Purchaser’s subsequent commercialization of the Assets (the “Revenue Stream”), all as set forth in Exhibit C.

7.           Closing Conditions.

7.1         Conditions to Sellers’ Obligation to Close. The obligations of the Seller to consummate the transactions under this Agreement are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.1, any of which may be waived by the Seller:

7.1.1        Accuracy of Representations. All representations and warranties of Purchaser contained in this Agreement and in the Ancillary Documents at or prior to Closing shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

7.1.2        Covenants. Purchaser shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Ancillary Documents that are to be performed or complied with by it at or prior to Closing.

7.1.3        Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein, if any, shall have been so obtained or filed with such regulatory authority or person.

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7.1.4        No Legal Proceedings. No injunction, action, suit or proceeding shall be pending or threatened by or before any regulatory authority and no law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Ancillary Documents, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents; (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Documents to be rescinded following consummation; or (iii) have a material adverse effect on a Party, the Assets, this Agreement or the transactions contemplated hereby.

7.1.5        Bill of Sale and Assumption Agreement. The Parties shall have executed and delivered the Bill of Sale, and any other instruments necessary for the sale, transfer and conveyance to Purchaser of the Assets.

7.2         Conditions to Purchaser's Obligation to Close. The obligations of Purchaser to consummate the transactions under this Agreement are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 7.2, any of which may be waived by Purchaser:

7.2.1        Accuracy of Representations. All representations and warranties of Seller contained in this Agreement and the Ancillary Documents at or prior to Closing shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

7.2.2        Covenants. Seller shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Ancillary Documents that are to be performed or complied with by it at or prior to Closing.

7.2.3        Key Employees. Purchaser shall have interviewed and, at Purchaser’s option, hired certain of the personnel involved in the development of the Assets, including Myron White, Dylan Vance, Scott Leibelt, and Kevin Hammack (collectively, the “Personnel”) upon terms and conditions satisfactory to Purchaser, and Purchaser shall be satisfied, in its sole and absolute discretion, with the ability of the Personnel to continue the development of the Assets.

7.2.4        No Legal Proceedings. No injunction, action, suit or proceeding shall be pending or threatened by or before any regulatory authority and no law shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement or any of the Ancillary Documents, which would: (i) prevent consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents; (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Documents to be rescinded following consummation; or (iii) have a material adverse effect on a Party, the Assets, this Agreement or the transactions contemplated hereby.

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7.2.5        Bill of Sale. The Parties shall have executed and delivered the Bill of Sale in substantially the form provided in Exhibit B-2 of this Agreement, and any other instruments necessary for the sale, transfer and conveyance to Purchaser of the Assets.

7.2.6        Due Diligence. The Purchaser shall be satisfied, in its sole and absolute discretion, with the results of its due diligence with respect to the Assets.

7.2.7        Foreclosure. Seller shall provide evidence satisfactory to Purchaser that Seller has completed the Foreclosure in accordance with the requirements of ORS 79.0610 through 79.0613.

8.           Term and Termination, Survival and Indemnification.

8.1         Early Termination and Survival.

8.1.1        Termination Prior to Close. This Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of the Seller and the Purchaser; or (b) by the Seller if the transactions contemplated hereby shall not have been consummated on or before June 30, 2008.

8.1.2        Survival. The respective representations, warranties and covenants of the Seller and the Purchaser contained in this Agreement shall survive until December 31, 2009 (the “Survival Period”). Notwithstanding the foregoing, in the event a claim for breach of any representation, warranty or covenant is made prior to the expiration of the Survival Period, such representation, warranty or covenant shall survive until such claim is resolved. Purchaser’s obligation to pay to Seller a portion of the Revenue Stream as part of the Purchase Price shall expire in accordance with the terms of Exhibit C.

8.2         Indemnification.

8.2.1        Seller hereby agrees to indemnify, protect, defend (at Purchaser’s request), release and hold Purchaser and its directors, officers, managers, members, employees, agents, successors, affiliates and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to any breach or inaccuracy of any representation or warranty of Seller as set forth in this Agreement or the Ancillary Documents.

8.2.2        The term “Losses” as used in this Agreement is not limited to matters asserted by third parties against any indemnified party, but includes losses incurred or sustained by an indemnified party in the absence of third party claims. Payments by an indemnified party of amounts for which such indemnified party is indemnified under this Section 8 shall not be a condition precedent to recovery.

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8.3         Indemnification Proceedings.

8.3.1        In the event that any legal proceeding shall be instituted or any claim or demand shall be asserted (individually and collectively, a “Claim”) by any person or entity in respect of which payment may be sought under this Section 8, the Purchaser Indemnified Party shall reasonably and promptly cause written notice (a “Claim Notice”) of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be delivered to Seller; provided, however, that the failure of the Purchaser Indemnified Party to give the Claim Notice shall not release, waive or otherwise affect Seller’s obligations with respect thereto, except to the extent that Seller can demonstrate actual loss and material prejudice as a result of such failure. If Seller shall notify the Purchaser Indemnified Party in writing within ten (10) business days (or sooner, if the nature of the Claim so requires) of delivery of such Claim Notice that Seller shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then Seller shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Purchaser Indemnified Party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both Seller and the Purchaser Indemnified Party and the Purchaser Indemnified Party has been advised in writing by counsel that there may be one or more material legal defenses available to such indemnified party that are different from or additional to those available to Seller, in which event the Purchaser Indemnified Party shall be entitled, at Seller’s cost, risk and expense, to select a single firm of separate counsel (plus any necessary local counsel), all at reasonable cost, of its own choosing, reasonably acceptable to Seller and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the prior written consent of the Purchaser Indemnified Party, such consent not to be unreasonably withheld or delayed.

8.3.2        If Seller elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the Purchaser Indemnified Party of its election as provided in this Section 8.3 or contests its obligation to indemnify the Purchaser Indemnified Party for such Losses under this Agreement, the Purchaser Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Purchaser Indemnified Party defends any Claim, then Seller shall reimburse the Purchaser Indemnified Party for the Losses incurred in defending such Claim upon submission of periodic bills. If Seller shall assume the defense of any Claim, the Purchaser Indemnified Party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of Seller if (i) so requested by Seller to participate or (ii) in the reasonable opinion of counsel to the Purchaser Indemnified Party, a material conflict or potential material conflict exists between the Purchaser Indemnified Party and Seller that would make such separate representation required; and provided, further, that Seller shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. If Seller shall assume the defense of any Claim, Seller shall obtain the prior written consent of the Purchaser Indemnified Party before entering into any settlement of such Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Purchaser Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Purchaser Indemnified Party from all liabilities or obligations with respect to such Claim, with prejudice. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

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8.4         Limitations on Indemnification Obligations. Anything in this Agreement to the contrary notwithstanding, (i) the aggregate liability of the Seller under this Agreement and the Ancillary Documents shall not exceed the value of 300,000 shares of the Stock, and (ii) Purchaser’s sole recourse against Seller hereunder and under the Ancillary Documents shall be such 300,000 shares of Stock and the proceeds thereof.

9.           Default by Seller; Remedies.

The Seller will be in default under this Agreement if the Seller is in breach of (i) its covenants under this Agreement and such breach is not cured to the reasonable satisfaction of Purchaser within thirty (30) days after Seller has received notice of such breach (if such breach is capable of being cured within such time) or (ii) any of the representations or warranties of the Seller contained in this Agreement, and in such event Purchaser may pursue any remedies available to Purchaser under this Agreement or allowable under law or equity.

10.        Default by Purchaser; Remedies.

If Purchaser (a) fails to observe or perform, other than due to a default or breach by the Seller, any of its covenants or obligations contained in this Agreement and such failure or breach is not cured or commenced to be cured within ten (10) days after Purchaser has received notice from the Seller of such default or breach or (b) breaches any of its representations or warranties contained herein, then, Seller may seek specific enforcement of this Agreement, and any remedies available to Seller under this Agreement or allowable under law or equity.

11.         Jurisdiction.

The execution, performance and interpretation of this Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of California, without regard to California’s choice of law rules. The Parties irrevocably consent to the in-personam jurisdiction of and exclusive venue in the United States Federal Courts for the Northern District of California or the California Superior Court for Santa Clara County.

12.         Binding Effect; Assignment.

Neither Seller nor Purchaser shall assign any of its right or delegate any of its obligations under this Agreement to any third party without prior written consent of the other Party except that Seller may assign to a disbursing agent, an assignee for the benefit of AudioMojo’s creditors or similar person or entity its payment rights only with respect to the Revenue Stream portion of the Purchase Price. This Agreement is binding upon, and shall inure solely to the benefit of, the Parties, their respective successors, and permitted assigns. Except as set forth in the immediately preceding sentence, no third party shall have standing to enforce any provision of this Agreement.

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13.         Entire Agreement.

This Agreement (including its Exhibits) constitute(s) the Parties’ entire agreement with respect to its subject matter, and it supersedes, merges and voids any and all prior and contemporaneous understandings or agreements, whether oral or written, concerning such subject matter. Each Party acknowledges that it enters into this Agreement without relying on any statement by the other Party which is not specifically set forth in this Agreement.

14.         Miscellaneous.

14.1       No Other Terms. Nothing in this Agreement, express or implied, is intended to confer upon any third party, other than the Parties and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

14.2       Counterparts. This Agreement may be executed in two or more counterparts, including by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.3       Titles and Subtitles. The titles, subtitles and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless the context otherwise requires (a) the singular shall include the plural and the plural shall include the singular, and (b) a reference to one gender shall include the other gender and the neuter, and the neuter shall include each gender.

14.4       Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of personal delivery or confirmed facsimile to the Party to be notified or actual delivery after deposit with a recognized courier or delivery service or four (4) business days after deposit with the United States post office, by registered or certified mail, postage prepaid and addressed to the Party to be notified (attention: President) at the address or confirmed facsimile number indicated for such Party herein, or at such other address or addressee as such Party may designate by ten (10) days’ advance written notice to the other Party.

14.5       Finder’s and Broker’s Fees. Each Party shall indemnify and hold harmless the other Party from and against any liability for any fee, commission or compensation in the nature of a broker, agent, finder, adviser or other intermediary in connection with this Agreement (and the other Party’s costs and expenses of defending against such liability or asserted liability) for which the indemnifying Party or any of its officers, partners, employees, or representatives is responsible.

14.6       Amendments and Waivers. No purported modification or amendment of any term of this Agreement shall be effective unless it is in writing, subsequent to this Agreement and signed by both Parties hereto. Unless a particular provision or section of this Agreement requires otherwise explicitly in a particular instance, any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the signed written consent of the Party to whom the obligation or performance is due. Any waiver or amendment so effected shall bind all successors in interest.

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14.7       Severability. If one or more provisions of this Agreement is or are held to be invalid, illegal or unenforceable under applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any Party. Upon determination that any term or other provision is invalid, illegal or unenforceable under applicable law or public policy, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions originally contemplated hereby are fulfilled to the extent possible.

14.8       Expenses. Regardless of whether the Closing occurs, Purchaser and Seller respectively shall each bear its own legal and other expenses incurred with respect to the negotiation, execution and delivery of this Agreement.

14.9       Arbitration; Attorneys’ Fees. Except for breach of Section 3, on written request of either Party, any controversy or claim arising out of this Agreement shall be submitted to binding arbitration before a single arbitrator under the Commercial Rules and Regulations of the American Arbitration Association. If the Parties are unable to agree on an arbitrator within thirty (30) days after a Party has served notice of a request to arbitrate, then an arbitrator experienced in commercial disputes of like nature shall be selected by the American Arbitration Association pursuant to its then current rules, within thirty (30) days after one Party has advised the other Party it is unable to agree on the arbitrator. Arbitration shall take place in the County of Santa Clara, California. No discovery shall be allowed in such arbitration except for an exchange of documents. The arbitration shall be concluded within ninety (90) days after the arbitrator has been appointed. The maximum number of hearing days for such arbitration shall be five (5), all of which shall occur within a consecutive two week period. The arbitrator shall issue a written decision within thirty (30) days after the last hearing day giving findings of facts and reasons for any award. The award shall be specifically enforceable in a court of law with jurisdiction over the Parties and subject matter. For any breach of Section 3, notwithstanding the foregoing, a Party may seek injunctive relief from a court to enjoin violations. In any litigation or arbitration between the Parties, the prevailing Party therein shall be entitled to obtain its reasonable attorney fees and costs of the proceedings from the other Party as an element of its damages in enforcing this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Focus Enhancements, Inc. (“Purchaser”)		Hallo Development Co., LLC (“Seller”)

By:	/s/ Brett A. Moyer	By:	/s/ Dennis Howitt
	Brett A. Moyer		Dennis Howitt

Title: President and CEO	Title: Member (General Partner)

Date: June 25, 2008	Date: June 24, 2008

Address:	Address:

1370 Dell Avenue	1221 Pinecrest SE
Campbell, CA 95008	E. Grand Rapids, MI 49506
Fax: 408.866.4795	Fax: 503.223.9073

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Exhibit A

Assets

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Exhibit B

Patent Assignment

Exhibit B-1

Bill of Sale

BILL OF SALE

THIS BELL OF SALE (“Bill of Sale”) is made, executed and delivered as of July 8, 2008, by Hallo Development Co., LLC, a Michigan limited liability company (“Grantor”), to Focus Enhancements, Inc., a Delaware corporation (“Grantee”).

RECITALS

A.           Grantor and Grantee are parties to a certain Asset Purchase Agreement (“Asset Purchase Agreement”), dated as of June 25, 2008, providing for, among other things, the transfer and sale to Grantee of certain assets (“Assets”), all as more fully described in Exhibit A of the Asset Purchase Agreement, for consideration in the amount and on the terms and conditions provided in the Asset Purchase Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

B.           All of the terms and conditions precedent provided in the Asset Purchase Agreement have been met and performed or waived by the respective parties, and the parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by Grantor’s execution and delivery to Grantee of this instrument evidencing the vesting in Grantee of all of Grantor's right, title and interest in and to the Assets, in addition to such other instruments as Grantee shall have otherwise received or may hereafter request.

NOW, THEREFORE, for the consideration set forth in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged:

Grantor hereby conveys, sells, transfers, assigns, and delivers unto Grantee, its successors and permitted assigns forever, and Grantee hereby accepts from Grantor, all right, title and interest in and to the Assets free and clear of any Liens.

Grantor hereby authorizes Grantee, its successors and permitted assigns, to institute and prosecute in the name of Grantor, or otherwise, for the benefit of Grantee, its successors and permitted assigns, any and all proceedings at law, in equity or otherwise, which Grantee, its successors or permitted assigns, may deem proper for the collection or reduction to possession of any of the Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things relating to the Assets which Grantee, its successors or permitted assigns, shall deem desirable.

Grantor hereby covenants that, from time to time after the delivery of this instrument, at Grantee’s reasonable request and without further consideration, Grantor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as may be reasonably required more effectively to convey, transfer to and vest in Grantee, and to put Grantee in possession of, any of the Assets.

Notwithstanding any other provisions of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, expand, exceed or enlarge or in any way affect the provisions of, or any rights and remedies of Grantor or Grantee under, the Asset Purchase Agreement. This Bill of Sale is being delivered pursuant to the Asset Purchase Agreement to memorialize the transfer of the Assets pursuant to the Asset Purchase Agreement.

This instrument is executed by Grantor and shall be binding upon Grantor and Grantee, their successors and permitted assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to Grantee, This Bill of Sale may be executed in one or more counterparts, and by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Grantor and Grantee caused this Bill of Sale to be signed on the date first above written.

Hallo Development Co., LLC

By:	/s/ Dennis Howitt

Name:	Dennis Howitt
Title:	Managing Member

ACCEPTED:

Focus Enhancements, Inc.

By:	/s/ Brett A. Moyer

Its:	President and CEO

Exhibit C

Purchase Price

(a)          Stock. In consideration of the purchase of the Assets and of the Seller’s covenants and agreements set forth in this Agreement, Purchaser shall issue to Seller 1,800,000 shares of the authorized common stock in Focus Enhancements, Inc. (the “Stock”) as of the Closing Date, subject to the following conditions.

(1)         Notwithstanding Rule 144, the Stock shall be subject to restrictions against sale by Seller to any third party until the earlier of (a) the date at which Purchaser has sold and received $1,000,000 in Net Revenues from the Covered Product, or (b) December 31, 2009.

(2)         Subject to the above, the Stock shall be saleable pursuant to Rule 144.

(3)         If, following the expiration of the restrictions on sale as set forth in subitem (1) above, the Stock must be registered to enable subsequent sale by Seller, then Purchaser will supplement one of Purchaser’s existing S-3 forms to do so, if such form is then available.

(4)         The Parties shall, on the Closing Date, set into an escrow account 300,000 shares of the Stock in connection with Section 8.4 of the Agreement (the “Escrowed Shares”). The terms of the escrow account shall provide for the release of the Escrowed Shares.

The number of shares of Stock shall be subject to adjustment from time to time as follows upon the happening of any of the following between the Effective Date and the Closing Date: the Company shall (i) pay a dividend in shares of common stock or make a distribution in shares of common stock to all of the holders of its outstanding common stock, (ii) subdivide its outstanding shares of common stock into a greater number of shares, or (iii) combine its outstanding shares of common stock into a smaller number of shares of common stock, then the number of shares of Stock shall be proportionately increased or decreased, as the case may be.

(b)          Revenue Stream. In consideration of the Seller’s covenants and agreements set forth in this Agreement, Purchaser agrees to pay Seller amounts based on the revenues obtained by Purchaser from the subsequent sale or licensing of the Covered Products (the “Revenue Share”), as set forth below:

(1)         For purposes of this Agreement, “Covered Product” means any product sold or licensed by Purchaser that includes the Products, which shall be either (a) the Product sold on a standalone basis (the “Standalone Product”), or (b) the Product combined with the Purchaser’s TV-Out, Ultra WideBand (UWB) or any other intellectual property the Purchaser shall purchase or develop not related to the Product, and packaged into a single chip, a multichip (system in a package), or a systems product or other combination (a “Combined Product.”) “Net Revenues” for any particular period of time means all sales revenue based on the gross dollar amount invoiced by Purchaser for the sale of Covered Product, less returns, rebates, and allowances with respect to such Covered Product, and all licensing revenues earned by Purchaser from its licenses of Covered Product. “FCS” means the date of first commercial shipment by Purchaser or a licensee of Purchaser of a Covered Product and shall include the sale of a hardware developer’s kit (HDK) for revenue so long as the Products included on such HDK are included on working silicon (chip) and not on an FPGA.

(2)         The Revenue Share shall be equal to (a) ten percent (10%) of Net Revenues received for Covered Products during the first year after FCS, (b) seven and one half percent (7.5%) of Net Revenues received for Covered Products between the first and second year after FCS, and (c) five percent (5%) of Net Revenues received for Covered Products received between the second and third year after FCS. The three (3) year period commencing on FCS shall be the “Revenue Share Term” No Revenue Share shall be owed for any revenues received for the Covered Products after the Revenue Share Term. Notwithstanding the above, in the event that Purchaser creates and sells or licenses Combined Products during the Revenue Share Term, the Revenue Share owed with respect to the Combined Product shall be measured against the most recent average selling price of the Standalone Product (e.g., if in the first year after FCS the average selling price for the Standalone Product is $100, and the average selling price for a Combined Product is $150, then the Revenue Share for the sale of that given Combined Product shall be equal to ten percent (10%) of $100).

(3)         Within forty five (45) days after the end of each calendar quarter during the Revenue Share Term, Purchaser will provide Seller with payment of the Revenue Share for the preceding calendar quarter, together with a written report that includes information on Purchaser’s sales and shipments of Covered Products by Purchaser and/or its licensees for that calendar quarter, by dollar volume and number of units reasonably sufficient for Seller to confirm the amounts of the Revenue Share.

(4)         No more than once per year during the Revenue Share Term, upon at least thirty (30) days prior written notice, Seller may, at its expense, hire an independent auditor to review Purchaser’s relevant books and records to confirm the amount of Revenue Share owed under this Agreement. Any such audit will be conducted during regular business hours at Purchaser’s facilities and will not unreasonably interfere with Purchaser’s business activities, and the auditor shall sign a reasonable confidentiality agreement provided by Purchaser. Purchaser will provide the auditor with access to the relevant Purchaser records and facilities. If an audit reveals that Purchaser has underpaid the Revenue Share during the period audited, then Purchaser will promptly pay Seller for such underpaid amounts, and in the event that the underpaid amounts exceed the greater of Five Thousand Dollars ($5,000) or five percent (5%) of the amount owed during the period audited, then Purchaser will reimburse Seller for Seller’s fees to the auditor in connection with such audit.

(5)         Seller agrees that the Revenue Share set forth in this Agreement is an unsecured obligation for Purchaser to pay such amounts.